EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report (Form 10-K) of Community Bancorp. and Subsidiary of our report dated March 28, 2025 with respect to the consolidated financial statements as of December 31, 2024, included in the 2024 Annual Report to Shareholders of Community Bancorp. and Subsidiary.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-249753 and No. 333-283963) pertaining to the Community Bancorp Dividend Reinvestment Plan and in the Registration Statement (Form S-8 No. 333-133631 and No. 333-212977) pertaining to the Community Bancorp Retirement Savings Plan of our report dated March 28, 2025, with respect to the consolidated financial statements, incorporated therein by reference, of Community Bancorp. and Subsidiary included in the Annual Report (Form 10‑K) for the year ended December 31, 2024.

Manchester, New Hampshire

March 28, 2025

Vermont Registration No. 92-0000278